Exhibit 21.1

LIST OF SUBSIDIARIES OF FRANK'S INTERNATIONAL N.V.

Entity	Jurisdiction

Blackhawk Specialty Tools, LLC	Texas, USA
Blackhawk Specialty Tools de Mexico S. de RL de C.V.	Mexico
FI Oilfield Services Canada ULC	Alberta, Canada
Frank's Canada Holding B.V.	The Netherlands
Frank's Eiendom AS	Norway
Frank's International (B.V.I.) Limited	British Virgin Islands
Frank's International (Bermuda) Ltd	Bermuda
Frank's International (Gibraltar) Limited	Gibraltar
Frank's International Americas B.V.	The Netherlands
Frank's International A.S.	Norway
Frank's International Brasil Ltda.	Brazil
Frank's International C.V.	The Netherlands
Frank's International Cooperatief U.A.	The Netherlands
Frank’s International Guyana, Inc.	Guyana
Frank’s International Hungary Kft.	Hungary
Frank's International ITL, Ltd.	British Virgin Islands
Frank's International Limited	United Kingdom
Frank's International LP B.V.	The Netherlands
Frank's International Middle East (BVI) Ltd	British Virgin Islands
Frank's International Middle East FZCO	United Arab Emirates
Frank's International Middle East LLC	United Arab Emirates
Frank's International Operations B.V.	The Netherlands
Frank's International S.R.L.	Italy
Frank's International Trinidad Unlimited	Trinidad
Frank's International Tubular Products Ltd	British Virgin Islands
Frank's International West Africa (B.V.I.) Limited	British Virgin Islands
Frank's International, LLC	Texas, USA
Frank's Logistic Singapore PTE LTD	Singapore
Frank's Rawabi (S.A.) Limited	Saudi Arabia
Integrated Services (Intl) Limited	United Kingdom
Oilfield Equipment Rentals B.V.	The Netherlands
Oilfield Equipment Rentals Limited	United Arab Emirates / Jebel Ali Free Zone
Oilfield Equipment Rentals Limited	Ireland
PT. Frank's Indonesia	Indonesia
Selaut Oil Tools Services SDN. B.H.D.	Malaysia